Exhibit 99.5

IDC China Beijing Office

Room 611, Beijing Times Square, No.88 West Chang’An Avenue Beijing

www.idc.com.cn

Requested by:

BJB Career Education Company, Limited

Beida Jade Bird Building

No. 207 Chengfu Road

Haidian District, Beijing 100871

People’s Republic of China

Approving Analyst: [Vivian Yu, Lianfeng Wu]

Disclosure Form

IDC grants BJB Career Education Company, Limited permission to disclose the following information in any documents used in relation to the proposed initial public offering of BJB Career Education Company, Limited:

1. BJB Career Education Company, Limited is the largest vocational IT education provider in China in terms of market share measured by its system-wide revenues, according to International Data Corporation, or IDC, a market research firm.

2. According to IDC, BJB Career Education Company, Limited’s market share measured by its system-wide revenues in 2007 and 2008 was 38.6% and 39.8%, respectively, of the PRC vocational IT education market, more than triple in 2008 the combined market share of its next two largest competitors.

3. According to IDC, BJB Career Education Company, Limited operated the largest vocational IT training network in China in terms of number of training centers and were the largest provider of college-level educational content in terms of market share in 2008.

4. For example, according to IDC, the fast growth of the software training industry in China has attracted representative companies in the China software industry, such as Neusoft Corporation, hiSoft Technology International Ltd., and Chinasoft International Limited, to successfully enter into the software training industry.

5. IDC reports that, in 2008, the global financial crisis modestly affected the IT training industry in China, as the reduced demand for talent in the IT industry was mostly offset by the increased demand for training from job seekers.

Source Info:

IDC Report #: China Vocational IT Training 2009-20l3 Forecast and Analysis

IDC Page #(s): 4, 5, 6, 7, 9

IDC Report Date: June 2009

6. According to IDC, the IT sector in China is expected to grow at rates of 9.7% and 15.9% in 2010 and 2011, respectively.

Source Info:

IDC Report #: Worldwide Black Book Query Tool, Version 1, 2009, Preliminary

IDC Page #(s): 1

IDC Report Date: May 2009

It is understood by both IDC and BJB Career Education Company, Limited that the information will not be sold.

It is further understood that IDC will be credited as the source of publication. IDC further consents to the disclosure of its name in BJB Career Education Company, Limited’s registration statement on Form F-1 and amendments thereto and to the filing of this letter as an exhibit thereto with the U.S. Securities and Exchange Commission.

/s/ Michael Guo

Name:	Michael Guo	Date: October 14, 2009

Title:	Greater China Managing Director

International Data Corporation

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